Exhibit 4.1

VIRTUIX HOLDINGS INC.

AMENDMENT NO. 3 TO WARRANT TO PURCHASE SHARES OF CLASS A COMMON STOCK

This Amendment No. 3 to the Warrant to Purchase Shares of Class A Common Stock (this “Third Amendment”), dated as of June 1, 2026 (the “Effective Date”), is entered into by and between Virtuix Holdings Inc., a Delaware corporation (the “Company”), and Streeterville Capital, LLC, a Utah limited liability company (the “Investor”).

RECITALS

WHEREAS, the Company and the Investor are parties to a Securities Purchase Agreement dated August 25, 2025, pursuant to which the Company issued a common stock purchase warrant (the “Equity Financing Warrant”);

WHEREAS, pursuant to Section 10 of the Equity Financing Warrant, the Equity Financing Warrant may be amended or supplemented by an instrument in writing signed by the parties thereto;

WHEREAS, the Company and the Investor entered into Amendment No. 1 to the Equity Financing Warrant, dated as of February 9, 2026 (the “First Amendment”);

WHEREAS, the Company and the Investor entered into Amendment No. 2 to the Equity Financing Warrant, dated as of March 11, 2026 (the “Second Amendment”); and

WHEREAS, the Company and the Investor desire to further amend the Equity Financing Warrant on the terms and conditions set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Definitions. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Equity Financing Warrant.

2. Amendment to Attachment 1. Attachment 1 to the Equity Financing Warrant is hereby amended by deleting the definition of “Exercise Price” set forth in Item A7 thereof in its entirety and replacing it with the following:

A7. “Exercise Price” means (a) $4.00 per Equity Financing Warrant Share for any exercise occurring during the period commencing on June 1, 2026, and ending on the Expiration Date (the “Reduced Exercise Price Period”); provided, that the Company may terminate the Reduced Exercise Price Period at any time upon two (2) trading days’ prior written notice; or (b) the Nasdaq Valuation Price for any exercise occurring after the expiration or earlier termination of the Reduced Exercise Price Period.

3. Disclosure. Within two (2) days of the Effective Date, the Company will file a 424B “sticker update” to its outstanding S-1 registration statement (File No. 333-292487) to disclose this Third Amendment. This Third Amendment will become effective upon the filing of such sticker update.

4. Ratification of Warrant. Except as expressly amended by this Third Amendment, all of the terms and conditions of the Equity Financing Warrant remain unchanged and in full force and effect. The Equity Financing Warrant, as amended by this Third Amendment, is hereby ratified and confirmed in all respects.

5. Effect of Amendment. From and after the Effective Date, all references in the Equity Financing Warrant to “this Warrant,” “hereof,” “herein,” or words of similar import shall mean and refer to the Equity Financing Warrant as amended by this Third Amendment.

6. Governing Law. This Third Amendment and all matters arising out of or relating to this Third Amendment shall be governed by and construed in accordance with the internal laws of the State of Utah, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Utah or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Utah.

7. Counterparts. This Third Amendment may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via electronic mail (including .pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

8. Entire Agreement. This Third Amendment represents the entire agreement of the parties and shall supersede any and all prior agreements, arrangements, and understandings between the parties with respect to the subject matter herein.

9. Modification. This Third Amendment may not be amended, modified, or supplemented except by an instrument in writing signed by each of the parties hereto.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have caused this Amendment to be duly executed and delivered as of the Effective Date.

COMPANY:

VIRTUIX HOLDINGS INC.

By:	/s/ Jan Goetgeluk
Name:	Jan Goetgeluk
Title:	Chief Executive Officer

INVESTOR:

STREETERVILLE CAPITAL, LLC

By:	/s/ John Fife
Name:	John Fife
Title:	President

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